Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 1, 2019, MKS Instruments, Inc. (the “Company” or “MKS”) completed its acquisition of Electro Scientific Industries, Inc. (“ESI”) pursuant to an Agreement and Plan of Merger, dated as of October 29, 2018 (the “Merger Agreement”), by and among the Company, EAS Equipment, Inc., formerly a Delaware corporation and a wholly owned subsidiary of the Company, and ESI (the “ESI Merger”). At the effective time of the ESI Merger and pursuant to the terms and conditions of the Merger Agreement, each share of ESI’s common stock that was issued and outstanding immediately prior to the effective time of the ESI Merger was converted into the right to receive $30.00 in cash, without interest and subject to deduction for any required withholding tax.

The aggregate consideration paid by the Company to the former ESI stockholders was approximately $1.033 billion, excluding related transaction fees and expenses, and non-cash consideration related to the exchange of share-based awards of approximately $31 million for a total purchase consideration of approximately $1.063 billion. The Company funded the payment of the aggregate consideration with a combination of the Company’s available cash on hand and the proceeds from the Company’s senior secured term loan facility as described below.

The following unaudited pro forma condensed combined financial information is based on and derived from the separate historical financial statements of the Company and ESI to illustrate the effect of the acquisition of ESI and gives effect to the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the ESI Merger as if it had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of operations gives effect to the ESI Merger as if it had occurred on January 1, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the acquisition, and factually supportable. The unaudited pro forma condensed combined statement of operations has also been adjusted to give effect to pro forma events that are expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with the Company considered the acquirer of ESI. Accordingly, consideration given by the Company to complete the ESI Merger will be allocated to the assets and liabilities of ESI based upon their estimated fair values as of the date of completion of the ESI Merger. Any excess of the consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. The final valuations are expected to be completed as soon as practicable but no later than one year after the consummation of the ESI Merger. The purchase price allocations reflected in the unaudited pro forma condensed combined financial statements are preliminary and will be adjusted upon completion of our final valuations of the fair value of the assets and liabilities of ESI as of the effective dates of the ESI Merger, which requires extensive use of accounting estimates and management judgment. Although we believe the fair values assigned to the assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial information are based on reasonable estimates and assumptions using currently available data, the results of the final allocation could be materially different from the preliminary allocations, including, but not limited to, the allocations related to components of working capital, identifiable intangible assets, goodwill, property and equipment, inventory, deferred revenues and deferred income taxes, and any resulting impacts to amortization and income taxes.

The unaudited pro forma condensed combined statement of operations is presented for informational and illustrative purposes in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had occurred as of the date or during the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated statement of operations and the accompanying notes should be read in conjunction with the historical audited consolidated financial statements and notes thereto of MKS for the year ended December 31, 2018 included in MKS’ Annual Report on Form 10-K, filed with the SEC on February 26, 2019; ESI’s historical audited financial statements and notes thereto for the year ended March 31, 2018, which are incorporated by reference as Exhibit 99.1 to the Current Report on Form 8-K/A; and ESI’s historical unaudited financial statements and notes thereto for the three fiscal quarters ended December 29, 2018, which are incorporated by reference as Exhibit 99.2 to the Current Report on Form 8-K/A.

Basis of Pro Forma Presentation

Pursuant to the ESI Merger, upon consummation of the ESI Merger, ESI’s restricted stock units and stock appreciation rights were converted to MKS’ restricted stock units and stock appreciation rights. MKS acquired 100% of the outstanding shares of ESI.

The ESI Merger is reflected in the unaudited pro forma condensed combined financial information as an acquisition of ESI by MKS in accordance with Accounting Standards Codification Topic 805, Business Combinations, using the acquisition method of accounting. Under these accounting standards, the total estimated purchase price is calculated as described below, and the assets acquired and the liabilities assumed have been measured at their estimated fair values. The fair value measurements utilize estimates based on key assumptions of the ESI Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be revised as additional information becomes available and as additional analyses are performed. The final purchase price allocation is expected to be completed as soon as practicable but no later than one year after the consummation of the ESI Merger. The final amounts recorded for the ESI Merger may differ materially from the information presented herein.

Under the acquisition method of accounting, the total estimated acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of ESI based on their fair values as of the acquisition date. Any excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Goodwill related to the combined company relates to several factors including: (1) broadening its position in key industrial end markets to complementary solutions; and (2) leveraging component and systems expertise to provide robust solutions to meet customer evolving technology needs.

The Company expects that all such goodwill will not be deductible for tax purposes. For the purposes of the unaudited pro forma condensed financial statements, MKS has made an allocation of the acquisition consideration as follows:

(In thousands)
Current assets (excluding inventory)	$245,990
Inventory	85,747
Intangible assets	318,600
Goodwill	462,854
Property, plant and equipment	52,288
Long-term assets	9,579

Total assets acquired	1,175,058
Current liabilities	54,496
Non-current deferred taxes	35,257
Other long-term liabilities	22,004

Total liabilities assumed	111,757

Fair value of assets acquired, and liabilities assumed	$1,063,301

Term Loan Credit Agreement

On February 1, 2019, in connection with the completion of the ESI Merger, the Company entered into an amendment (“Amendment No. 5”) to the term loan credit agreement dated as of April 29, 2016 (as amended, the “Term Loan Credit Agreement”) with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders from time to time party thereto. Amendment No. 5 provides an additional tranche B-5 term loan commitment in the principal amount of $650.0 million (the “Incremental Term Loan Facility”). The Incremental Term Loan Facility matures on February 1, 2026 and bears interest at a rate per annum equal to, at the Company’s option, any of the following, plus, in each case, an applicable margin: (a) a base rate determined by reference to the highest of (1) the federal funds effective rate plus 0.50%, (2) the prime rate quoted in The Wall Street Journal, (3) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00% and (4) a floor of 1.00%; and (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, with a floor of 0.00%. The Incremental Term Loan Facility was issued with original issue discount of 1.00% of the principal amount thereof and the applicable margin for borrowings under the Incremental Term Loan Facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. As a consequence of the pricing of the Incremental Term Loan Facility, the applicable margin for existing tranche B-4 term loans currently outstanding under the Term Loan Credit Agreement (in the approximate outstanding principal amount of $348.0 million) was increased to 1.00% (from 0.75%) with respect to base rate borrowings and 2.00% (from 1.75%) with respect to LIBOR borrowings.

The Company is required to make scheduled quarterly payments each equal to 0.25% of the original principal amount of the tranche B-5 term loans, with the balance due on the seventh anniversary of the closing date of Amendment No. 5. The Company is not required to make scheduled quarterly payments on the tranche B-4 term loans. If on or prior to the date that is six months after the closing date of Amendment No. 5 the Company prepays any tranche B-5 term loan in connection with a repricing transaction, the Company must pay a prepayment premium of 1.00% of the aggregate principal amount of the loans so prepaid.

Except as described above, the terms, covenants and events of default applicable to the Incremental Term Loan Facility are materially consistent with the terms, covenants and events of default applicable to tranche B-4 term loans currently outstanding under the Term Loan Credit Agreement. The Incremental Term Loan Facility is guaranteed and secured on the same basis as the tranche B-4 term loans currently outstanding under the Term Loan Credit Agreement. Pursuant to Amendment No. 5, the Company also effectuated certain amendments to the Term Loan Credit Agreement which make certain of the negative covenants and other provisions less restrictive and, therefore, provide the Company with additional flexibility.

In connection with Amendment No. 5, the Company borrowed $650.0 million of tranche B-5 term loans on February 1, 2019, the proceeds of which were used to fund a portion of the consideration payable in connection with the ESI Merger. The Company also paid certain customary fees and expenses of Barclays Bank PLC and HSBC Securities (USA) Inc. in their respective capacities as lead arrangers and bookrunners in connection with Amendment No. 5.

All obligations under the Term Loan Facility are guaranteed by certain of the Company’s domestic subsidiaries and are secured by substantially all of the Company’s assets and the assets of such subsidiaries, subject to certain exceptions and exclusions.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and provisions relating to events of default. If an event of default occurs, the Lenders under the Term Loan Facility will be entitled to take various actions, including the acceleration of amounts due under the Term Loan Facility and all actions permitted to be taken by a secured creditor.

Senior Secured Asset-Based Revolving Credit Facility

On February 1, 2019, in connection with the completion of the ESI Merger, the Company terminated the $50.0 million asset-based credit agreement with Deutsche Bank AG New York Branch and entered into an asset-based credit agreement with Barclays Bank PLC, as administrative agent and collateral agent, the other borrowers from time to time party thereto, and the lenders and letters of credit issuers from time to time party thereto (the “ABL Credit Agreement”), that provides senior secured revolving credit financing of up to $100.0 million, subject to a borrowing base limitation (the “ABL Facility”).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2018 and DECEMBER 29, 2018

(In thousands)	December 31, 2018 Historical MKS	December 29, 2018 Historical ESI	(a) Reclassifications	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$644,345	$52,129	$—	$(406,167)	(b)	$290,307
Short-term investments	73,826	123,081	—	—		196,907
Trade accounts receivable, net of allowance for doubtful accounts	295,454	55,557	—	—		351,011
Inventories	384,689	81,846	—	3,901	(c)	470,436
Shipped systems pending acceptance	—	2,693	—	(2,693)	(g)	—
Other current assets	65,790	6,077	7,464	1,682	(d)	81,013

Total current assets	1,464,104	321,383	7,464	(403,277)		1,389,674
Property, plant and equipment, net	194,367	25,623	—	26,665	(e)	246,655
Goodwill	586,996	2,626	—	460,228	(f),(l)	1,049,850
Intangible assets, net	319,807	4,099	—	314,501	(f)	638,407
Long-term investments	10,290	—	—	—		10,290
Deferred income taxes	—	40,919	(40,919)	—		—
Other assets	38,682	13,502	(7,464)	4,326	(l),(h)	49,046

Total assets	$2,614,246	$408,152	$(40,919)	$402,443		$3,383,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,986	$—	$—	$6,500	(h)	$10,486
Accounts payable	83,825	27,505	214	12,074	(i)	123,618
Accrued compensation	82,350	—	7,080	20,663	(j)	110,093
Accrued liabilities	—	25,487	(25,487)	—		—
Income taxes payable	16,358	—	648	—		17,006
Deferred revenue and customer advances	14,246	8,777	—	(7,273)	(k)	15,750
Other current liabilities	62,520	—	17,545	—		80,065

Total current liabilities	263,285	61,769	—	31,964		357,018
Long-term debt	343,842	12,438	—	632,138	(h)	988,418
Non-current deferred taxes	48,223	—	(40,919)	74,876	(l)	82,180
Non-current accrued compensation	55,598	—	4,190	—		59,788
Income taxes payable	—	2,119	(2,119)	—		—
Other liabilities	30,111	7,447	(2,071)	—		35,487
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	—		—
Common stock	113	216,174	—	(216,174)	(m)	113
Additional paid-in capital	793,932	—	—	30,630	(o)	824,562
Retained earnings	1,084,797	109,176	—	(151,962)	(m),(n)	1,042,011
Accumulated other comprehensive loss	(5,655)	(971)	—	971	(m)	(5,655)

Total stockholders’ equity	1,873,187	324,379	—	(336,535)		1,861,031

Total liabilities and stockholders’ equity	$2,614,246	$408,152	$(40,919)	$402,443		$3,383,922

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018 AND FOUR FISCAL QUARTERS ENDED DECEMBER 29, 2018

(In thousands, except per share data)	December 31, 2018 Historical MKS	December 29, 2018 Historical ESI	(1) Reclassifications	Pro Forma Adjustments		Pro Forma Combined
Net revenues:
Products	$1,835,202	$327,321	$—	$—		$2,162,523
Services	239,906	50,555	—	—		290,461

Total net revenues	2,075,108	377,876	—	—		2,452,984
Cost of revenues:
Cost of products	969,288	178,624	135	1,043	(2)	1,149,090
Cost of services	126,344	26,127	—	161	(2)	152,632

Total cost of revenues (exclusive of amortization shown separately below)	1,095,632	204,751	135	1,204		1,301,722
Gross profit	979,476	173,125	(135)	(1,204)		1,151,262
Research and development	135,720	36,859	(6,115)	1,074	(2)	167,538
Selling, general and administrative	298,118	41,472	5,368	2,794	(2)	347,752
Acquisition costs	3,113	4,277	—	(6,222)	(3)	1,168
Restructuring	3,567	(144)	—	—		3,423
Environmental costs	1,000	—	—	—		1,000
Fees and expenses related to repricing of term loan	378	—	—	—		378
Amortization of intangible assets	43,521	—	1,427	28,912	(4)	73,860

Income from operations	494,059	90,661	(815)	(27,762)		556,143
Interest income	5,775	—	2,458	—		8,233
Interest expense	16,942	—	740	32,604	(5)	50,286
Other expense (income), net	1,942	(2,537)	903	—		308

Income before income taxes	480,950	93,198	—	(60,366)		513,782
Provision for income taxes	88,054	(36,209)	—	(13,206)	(6)	38,639

Net income	$392,896	$129,407	$—	$(47,160)		$475,143

Net income per share:
Basic	$7.22					$8.73
Diluted	$7.14					$8.64
Weighted average common shares outstanding:
Basic	54,406					54,406
Diluted	54,992					54,992

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND STATEMENT OF OPERATIONS

Unaudited Pro Forma Condensed Combined Balance Sheet

Reclassifications

(a)

Certain amounts from the historical consolidated financial statements of ESI have been reclassified to conform to MKS’ presentation and primarily includes the netting of $40.9 million of ESI’s deferred tax assets with MKS’s deferred tax liability, the reclassification of $7.5 million of demo inventory from other assets to other current assets, the reclassification of $7.1 million of current and $4.2 million of non-current accrued compensation from accrued liabilities and other liabilities, respectively and $17.5 million of accrued liabilities to other current liabilities.

Pro Forma Adjustments

(b)	The following table summarizes the estimated sources and uses of proceeds in connection with the ESI Merger.

(In thousands)
Sources:
Cash on hand and investments	$406,167
Debt financing	650,000

1,056,167

Uses:
Aggregate consideration for ESI shares	1,032,671
Financing fees (i)	17,990
Advisory services	5,506

$1,056,167

(i) Includes $10.7 million of debt issuance costs and $6.5 million of original issue discount related to the Term Loan Facility. Also, reflects the payment of debt issuance costs of $0.8 million for the ABL Credit Agreement.

(c)

Reflects an adjustment of the historical ESI inventories to estimated fair value. We expect this inventory adjustment will be fully recognized in cost of sales in the first two quarters following the consummation of the ESI Merger. The Company expects this step-up in basis and amortization of this amount to have a negative effect on gross margins.

(d)	Reflects an adjustment of the historical ESI demo inventories to estimated fair value.

(e)	Reflects an adjustment of the historical ESI fixed assets to estimated fair value.

(f)

Reflects the preliminary estimated goodwill and identifiable intangible assets as described in “Basis of Pro Forma Presentation” above, net of eliminating ESI’s historical goodwill of $2.6 million and intangible assets of $4.1 million.

(g)	Reflects an adjustment of the historical ESI shipped systems pending acceptance asset to estimated fair value.

(h)	The following table summarizes the additional tranche B-5 Term Loan Facility:

(In thousands)
Incremental Term Loan Facility	$650,000
Original issue discount	(6,500)
Incremental Term Loan Facility issuance costs	(4,862)
Less: current portion of Incremental Term Loan Facility	(6,500)

Long-term portion of Incremental Term Loan Facility	632,138

Total Incremental Term Loan Facility	$638,638

Also, reflects the payment of debt issuance costs of $0.8 million for the ABL Credit Agreement recorded as Other assets.

ESI’s historical long-term debt of $12.4 million was paid off prior the acquisition date but is not directly attributable to the transaction and therefore does not have a pro forma adjustment.

(i)	Reflects $0.5 million and $11.6 million of direct transaction costs to be incurred and not yet reflected as of December 31, 2018 by MKS and ESI as of December 29, 2018, respectively.

(j)	Reflects $20.7 million of accrued compensation for ESI employees who had change in control provisions which included accelerated vesting of share-based awards within their severance agreements.

(k)	Reflects an adjustment of the historical ESI deferred revenue to estimated fair value due to the effects of purchase accounting.

(l)

Includes an increase of $77.8 million to deferred tax liabilities related to intangible assets created as of the transaction date, a reclassification of $3.5 million of deferred income taxes to other assets and other minor tax adjustments.

(m)	Reflects the elimination of the historical carrying value of ESI’s existing shareholders’ equity.

(n)

Retained earnings reflects $6.3 million and $11.6 million of direct transaction costs to be incurred and not yet reflected by MKS as of December 31, 2018 and ESI as of December 29, 2018 , respectively, reflects $5.8 million debt issuance costs due to the Term Loan Facility modification and $20.7 million of compensation expense related to change in control provisions within certain ESI severance agreements to be incurred by MKS and not yet reflected as of December 31, 2018, partially offset by $1.3 million of tax adjustment related to employees compensation costs.

(o)	Non-cash consideration reflecting the equity awards attributable to the precombination service period.

Unaudited Pro Forma Condensed Combined Statement of Operations

The historical ESI statement of operations consists of the four fiscal quarters ended December 29, 2018.

Reclassifications

(1)

Certain amounts from the historical consolidated financial statements of ESI have been reclassified to conform to MKS’ presentation and include reclassification of $6.1 million from research and development costs, which are primarily salary costs for application engineers and patent maintenance costs, to selling, general and administration costs, the reclassification of $2.5 million and $0.7 million of interest income and interest expense from other income (expense), the reclassification of amortization of intangible assets of $1.4 million from cost of products, research and development and selling, general and administration costs and other minor reclassifications.

Pro Forma Adjustments

(2)	Reflects depreciation expense related to step-up in the preliminary fair value of fixed assets in the amount of $5.1 million.

(3)

Reflects the elimination of non-recurring merger related costs of $4.3 million that have been recorded in the historical ESI statement of operations and the elimination of non-recurring merger related costs of $1.9 million that have been recorded in the historical MKS statement of operations.

(4)	Reflects the incremental amortization of the preliminary fair value of the intangible assets acquired as follows:

(In thousands)	Intangible Assets	Estimated Useful Lives (Years)	Pro forma Amortization
Customer relationships	$25,400	10	$2,540
Trademarks / trade names	14,400	7	2,057
Developed technology	276,400	10 – 12	23,342
Backlog	2,400	1	2,400

	$318,600		30,339
Less: ESI historical amortization of intangibles			(1,427)

Pro forma incremental amortization			$28,912

(5)

Reflects the incremental interest expense related to the Company’s tranche B-5 term loan facility after the ESI Merger, comprised of borrowings under the senior secured term loan facility (and assumes no borrowings under the ABL Credit Agreement on the closing date of the ESI Merger), as follows:

(In thousands)
Interest expense on Incremental Term Loan Facility at 4.76%	$30,934
Amortization of debt issuance costs and original issue discount	1,670

Total adjustment	$32,604

The interest rate of 4.76% reflects 1-month LIBOR as of February 1, 2019, the date MKS entered into the tranche B-5 term loan facility. The amortization of the debt issuance costs includes the impact from amortizing the $0.8 million debt issuance costs related to the new ABL Credit Agreement.

If the interest rate of the Company’s Incremental Term Loan Facility were to change by 0.125%, the Company’s pro forma interest expense would change by $0.8 million.

(6)

Reflects the tax effects of the adjustments described in notes (2) – (5) at the respective tax rate applicable to the respective jurisdiction each adjustment related to, which equated to a combined blended tax rate of approximately 20%.